The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 24, 2018

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and, product supplement no. 4-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated January , 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks due February 13, 2019 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 20 Reference Stocks, reduced by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level does not exceed the Starting Basket Level by approximately 0.70493%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 20 common stocks/common shares (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.30%, you will lose some or all of your principal amount at maturity if the Basket Return is less than a positive return of approximately 0.70493%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	99.30%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:	On any Ending Averaging Date, the closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	On or about January 26, 2018
Original Issue Date:	On or about January 31, 2018 (Settlement Date)
Ending Averaging Dates*:	February 4, 2019, February 5, 2019, February 6, 2019, February 7, 2019 and February 8, 2019
Maturity Date*:	February 13, 2019
CUSIP:	48129KAD2
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $995.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $990.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
CMA	Comerica Incorporated	New York Stock Exchange (NYSE)	5.00%	$
FRC	First Republic Bank	NYSE	5.00%	$
KEY	KeyCorp	NYSE	5.00%	$
SIVB	SVB Financial Group	The NASDAQ Stock Market (NASDAQ)	5.00%	$
BIIB	Biogen Inc.	NASDAQ	5.00%	$
WCG	WellCare Health Plans, Inc.	NYSE	5.00%	$
VRTX	Vertex Pharmaceuticals Incorporated	NASDAQ	5.00%	$
PFE	Pfizer Inc.	NYSE	5.00%	$
FTV	Fortive Corporation	NYSE	5.00%	$
KMT	Kennametal Inc.	NYSE	5.00%	$
TEX	Terex Corporation	NYSE	5.00%	$
TXT	Textron Inc.	NYSE	5.00%	$
PANW	Palo Alto Networks, Inc.	NYSE	5.00%	$
TWTR	Twitter, Inc.	NYSE	5.00%	$
ON	ON Semiconductor Corporation	NASDAQ	5.00%	$
XLNX	Xilinx, Inc.	NASDAQ	5.00%	$
AKAM	Akamai Technologies, Inc.	NASDAQ	5.00%	$
LOGM	LogMeIn, Inc.	NASDAQ	5.00%	$
DWDP	DowDuPont Inc.	NYSE	5.00%	$
BMRN	BioMarin Pharmaceutical Inc.	NASDAQ	5.00%	$

* The Initial Stock Price of each Reference Stock will be provided in the pricing supplement.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.30% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00000	80.00000%	78.74000%
165.00000	65.00000%	63.84500%
150.00000	50.00000%	48.95000%
140.00000	40.00000%	39.02000%
130.00000	30.00000%	29.09000%
120.00000	20.00000%	19.16000%
110.00000	10.00000%	9.23000%
105.00000	5.00000%	4.26500%
100.70493	0.70493%	0.00000%
100.25000	0.25000%	-0.45175%
100.00000	0.00000%	-0.70000%
95.00000	-5.00000%	-5.66500%
90.00000	-10.00000%	-10.63000%
80.00000	-20.00000%	-20.56000%
70.00000	-30.00000%	-30.49000%
60.00000	-40.00000%	-40.42000%
50.00000	-50.00000%	-50.35000%
40.00000	-60.00000%	-60.28000%
30.00000	-70.00000%	-70.21000%
20.00000	-80.00000%	-80.14000%
10.00000	-90.00000%	-90.07000%
0.00000	-100.00000%	-100.00000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,042.65 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.30% = $1,042.65

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.25. Although the Ending Basket Level of 100.25 is greater than the Starting Basket Level of 100 and the Basket Return is
0.25%, because of the negative effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $995.4825 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0.25%) × 99.30% = $995.4825

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 and the Basket Return is -50%, the investor receives a payment at maturity of $496.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -50%) × 99.30% = $496.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks	PS-2

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 20 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 20 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m). Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these dividends are not reflected in determining any payment on the note. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the dividend equivalent amounts and associated withholding. You may submit any such request for information to your custodian.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the Basket Return, if the Ending Basket Level does not exceed the Starting Basket Level by at least approximately 0.70493%, you will lose some or all of your principal amount at maturity.
•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks	PS-3

AND MAGNIFY ANY DECLINE IN THE VALUE OF THE BASKET — If the Basket Return is negative or is less than a positive return of approximately 0.70493%, at maturity, you will lose some or all of your principal amount. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your principal amount will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your principal amount, provided that the payment at maturity will not be less than zero

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks	PS-4

adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the dividend rates on the Reference Stocks;
•	interest and yield rates in the market generally;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the expected absence of any such correlation;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 20 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments — Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks	PS-5

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LIMITED TRADING HISTORY — The common stock of Fortive Corporation commenced trading on the New York Stock Exchange on July 5, 2016, the common stock of Twitter, Inc. commenced trading on the New York Stock Exchange on November 7, 2013 and the common stock of DowDuPont Inc. commenced trading on the New York Stock Exchange on September 1, 2017 and therefore each has limited historical performance. Accordingly, historical information for each of these Reference Stocks is available only since the applicable date listed above. Past performance should not be considered indicative of future performance.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•      THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

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The Basket and the Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from July 8, 2016 through January 19, 2018, as well as the Reference Stocks (other than the common stock of Fortive Corporation and the common stock of Twitter, Inc.) from January 4, 2013 through January 19, 2018, the common stock of Fortive Corporation from July 8, 2016 through January 19, 2018 and the common stock of Twitter, Inc. from November 8, 2013 through January 19, 2018. The graph of the historical Basket performance assumes the closing level of the Basket on July 8, 2016 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from July 8, 2016 through January 19, 2018. The following graph assumes the closing level of the Basket on July 8, 2016 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

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Comerica Incorporated (“Comerica”)

According to its publicly available filings with the SEC, Comerica is a financial services company, operating these major business segments: the Business Bank, the Retail Bank and Wealth Management. The common stock of Comerica, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Comerica in the accompanying product supplement. Comerica’s SEC file number is 001-10706.

Historical Information Regarding the Common Stock of Comerica

The following graph sets forth the historical performance of the common stock of Comerica based on the weekly historical closing prices of one share of the common stock of Comerica from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Comerica on January 23, 2018 was $95.25.

First Republic Bank (“First Republic”)

According to its publicly available filings with the Federal Deposit Insurance Corporation, which we refer to as the FDIC, First Republic is a commercial bank and trust company, specializing in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust and custody services, to clients in selected metropolitan areas in the United States.  The common stock of First Republic, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of First Republic in the accompanying product supplement.  First Republic is required to periodically file certain financial and other information specified by the FDIC.  Information provided to or filed with the FDIC by First Republic pursuant to the Exchange Act can be located by reference to the FDIC certificate number 59017 and can be accessed through www2.fdic.gov/efr/.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Common Stock of First Republic

The following graph sets forth the historical performance of the common stock of First Republic based on the weekly historical closing prices of one share of the common stock of First Republic from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of First Republic on January 23, 2018 was $90.97.

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KeyCorp

According to its publicly available filings with the SEC, KeyCorp is a bank-based financial services company providing a range of retail and commercial banking, commercial leasing, investment management, consumer finance, commercial mortgage servicing and special servicing, and investment banking products and services to individual, corporate, and institutional clients. The common shares of KeyCorp, par value $1.00 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of KeyCorp in the accompanying product supplement. KeyCorp’s SEC file number is 001-11302.

Historical Information Regarding the Common Stock of KeyCorp

The following graph sets forth the historical performance of the common shares of KeyCorp based on the weekly historical closing prices of one common share of KeyCorp from January 4, 2013 through January 19, 2018. The closing price of one common share of KeyCorp on January 23, 2018 was $21.61.

SVB Financial Group (“SVB Financial”)

According to its publicly available filings with the SEC, SVB Financial is a financial services company, offering a set of banking and financial products and services to clients across the United States, as well as in other international markets. The common stock of SVB Financial, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of SVB Financial in the accompanying product supplement. SVB Financial’s SEC file number is 000-15637.

Historical Information Regarding the Common Stock of SVB Financial

The following graph sets forth the historical performance of the common stock of SVB Financial based on the weekly historical closing prices of one share of the common stock of SVB Financial from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of SVB Financial on January 23, 2018 was $261.34.

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Biogen Inc. (“Biogen”)

According to its publicly available filings with the SEC, Biogen is a biopharmaceutical company focused on discovering, developing, manufacturing and delivering therapies to patients living with serious neurological, rare and autoimmune diseases. The common stock of Biogen, par value $0.0005 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Biogen in the accompanying product supplement. Biogen’s SEC file number is 000-19311.

Historical Information Regarding the Common Stock of Biogen

The following graph sets forth the historical performance of the common stock of Biogen based on the weekly historical closing prices of one share of the common stock of Biogen from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Biogen on January 23, 2018 was $346.75.

WellCare Health Plans, Inc. (“WellCare”)

According to its publicly available filings with the SEC, WellCare is a managed care company focusing on government-sponsored managed care services, primarily through Medicaid, Medicare Advantage ("MA") and Medicare Prescription Drug Plans ("PDPs") to families, children, seniors and individuals with complex medical needs. The common stock of WellCare, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of WellCare in the accompanying product supplement. WellCare’s SEC file number is 001-32209.

Historical Information Regarding the Common Stock of WellCare

The following graph sets forth the historical performance of the common stock of WellCare based on the historical weekly closing prices of one share of the common stock of WellCare from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of WellCare on January 23, 2018 was $218.77.

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Vertex Pharmaceuticals Incorporated (“Vertex”)

According to its publicly available filings with the SEC, Vertex is in the business of discovering, developing, manufacturing and commercializing medicines for serious diseases. The common stock of Vertex, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Vertex in the accompanying product supplement. Vertex’s SEC file number is 000-19319.

Historical Information Regarding the Common Stock of Vertex

The following graph sets forth the historical performance of the common stock of Vertex based on the weekly historical closing prices of one share of the common stock of Vertex from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Vertex on January 23, 2018 was $166.58.

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer Inc. is a research-based, global biopharmaceutical company. Pfizer Inc.’s global portfolio includes medicines and vaccines, as well as consumer healthcare products. The common stock of Pfizer, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Pfizer in the accompanying product supplement.  Pfizer’s SEC file number is 001-03619.

Historical Information Regarding the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly historical closing prices of one share of the common stock of Pfizer from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Pfizer on January 23, 2018 was $36.82.

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Fortive Corporation (“Fortive”)

According to its publicly available filings with the FDIC, Fortive is an industrial growth company encompassing businesses in field solutions, transportation technology, sensing, product realization, automation and specialty, and franchise distribution markets. The common stock of Fortive, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Fortive in the accompanying product supplement. Fortive’s SEC file number is 001-37654.

Historical Information Regarding the Common Stock of Fortive

The following graph sets forth the historical performance of the common stock of Fortive based on the weekly historical closing prices of one share of the common stock of Fortive from July 8, 2016 through January 19, 2018. The common stock of Fortive commenced trading on the New York Stock Exchange July 5, 2016 and therefore has a limited performance history. The closing price of one share of the common stock of Fortive on January 23, 2018 was $75.06.

Kennametal Inc. (“Kennametal”)

According to its publicly available filings with the SEC, Kennametal is in the field of the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and mission-critical wear applications to combat extreme conditions associated with wear fatigue, corrosion and high temperatures. The common stock of Kennametal, par value $1.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Kennametal in the accompanying product supplement. Kennametal’s SEC file number is 001-05318.

Historical Information Regarding the Common Stock of Kennametal

The following graph sets forth the historical performance of the common stock of Kennametal based on the weekly historical closing prices of one share of the common stock of Kennametal from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Kennametal on January 23, 2018 was $49.16.

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Terex Corporation (“Terex”)

According to its publicly available filings with the SEC, Terex is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to a range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. The common stock of Terex, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Terex in the accompanying product supplement. Terex’s SEC file number is 001-10702.

Historical Information Regarding the Common Stock of Terex

The following graph sets forth the historical performance of the common stock of Terex based on the weekly historical closing prices of one share of the common stock of Terex from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Terex on January 23, 2018 was $49.34.

Textron Inc. (“Textron”)

According to its publicly available filings with the SEC, Textron is a multi-industry company with a global network of aircraft, defense, industrial and finance businesses. The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Textron in the accompanying product supplement. Textron’s SEC file number is 001-05480.

Historical Information Regarding the Common Stock of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly historical closing prices of one share of the common stock of Textron from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Textron on January 23, 2018 was $59.10.

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Palo Alto Networks, Inc. (“Palo Alto Networks”)

According to its publicly available filings with the SEC, Palo Alto Networks offers a platform that allows enterprises, service providers and government entities to secure their organizations by safely enabling applications running on their networks and by preventing successful breaches that stem from targeted cyberattacks. The common stock of Palo Alto Networks, par value $0.0001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Palo Alto Networks in the accompanying product supplement. Palo Alto Networks’s SEC file number is 001-35594.

Historical Information Regarding the Common Stock of Palo Alto Networks

The following graph sets forth the historical performance of the common stock of Palo Alto Networks based on the weekly historical closing prices of one share of the common stock of Palo Alto Networks from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Palo Alto Networks on January 23, 2018 was $159.53.

Twitter, Inc. (“Twitter”)

According to its publicly available filings with the SEC, Twitter’s primary service, Twitter, is a global platform for public self-expression and conversation in real time, allowing people to consume, create, distribute and discover content. The common stock of Twitter, par value $0.000005 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Twitter in the accompanying product supplement. Twitter’s SEC file number is 001-36164.

Historical Information Regarding the Common Stock of Twitter

The following graph sets forth the historical performance of the common stock of Twitter based on the weekly historical closing prices of one share of the common stock of Twitter from November 8, 2013 through January 19, 2018. The common stock of Twitter commenced trading on the New York Stock Exchange November 8, 2013 and therefore has a limited performance history. The closing price of one share of the common stock of Twitter on January 23, 2018 was $22.75.

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ON Semiconductor Corporation (“ON Semiconductor”)

According to its publicly available filings with the SEC, ON Semiconductor is a manufacturer of energy efficient electronics offering a portfolio of sensors, power management, connectivity, custom and system on chip (SoC), analog, logic, timing, and discrete devices. The common stock of ON Semiconductor, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of ON Semiconductor in the accompanying product supplement. ON Semiconductor’s SEC file number is 000-30419.

Historical Information Regarding the Common Stock of ON Semiconductor

The following graph sets forth the historical performance of the common stock of ON Semiconductor based on the weekly historical closing prices of one share of the common stock of ON Semiconductor from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of ON Semiconductor on January 23, 2018 was $25.15.

Xilinx, Inc. (“Xilinx”)

According to its publicly available filings with the SEC, Xilinx designs and develops programmable devices and associated technologies. The common stock of Xilinx, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Xilinx in the accompanying product supplement. Xilinx’s SEC file number is 000-18548.

Historical Information Regarding the Common Stock of Xilinx

The following graph sets forth the historical performance of the common stock of Xilinx based on the weekly historical closing prices of one share of the common stock of Xilinx from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Xilinx on January 23, 2018 was $75.54.

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Akamai Technologies, Inc. (“Akamai”)

According to its publicly available filings with the SEC, Akamai provides cloud services for delivering, optimizing and securing content and business applications over the Internet. The common stock of Akamai, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Akamai in the accompanying product supplement. Akamai’s SEC file number is 000-27275.

Historical Information Regarding the Common Stock of Akamai

The following graph sets forth the historical performance of the common stock of Akamai based on the weekly historical closing prices of one share of the common stock of Akamai from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of Akamai on January 23, 2018 was $66.00.

LogMeIn, Inc. (“LogMeIn”)

According to its publicly available filings with the SEC, LogMeIn offers communication and conferencing, identity and access, and customer engagement and support solutions. The common stock of LogMeIn, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of LogMeIn in the accompanying product supplement. LogMeIn’s SEC file number is 001-34391.

Historical Information Regarding the Common Stock of LogMeIn

The following graph sets forth the historical performance of the common stock of LogMeIn based on the weekly historical closing prices of one share of the common stock of LogMeIn from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of LogMeIn on January 23, 2018 was $122.95.

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DowDuPont Inc. (“DowDuPont”)

According to its publicly available filings with the SEC, DowDuPont is a holding company comprised of The Dow Chemical Company, which we refer to as Dow, and E. I. du Pont de Nemours and Company, which we refer to as DuPont, with the intent to form publicly traded companies in agriculture, materials science and specialty products. Upon the completion of the merger between Dow and DuPont on August 31, 2017, Dow and DuPont became wholly owned subsidiaries of DowDuPont. The common stock of DowDuPont, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of DowDuPont in the accompanying product supplement. DowDuPont’s SEC file number is 001-38196.

Historical Information Regarding the Common Stock of DuPont and Common Stock of DowDuPont

The following graph sets forth the historical performance of the common stock of Dow, par value $2.50 per share, based on the weekly historical closing prices of one share of the common stock of Dow from January 4, 2013 through August 25, 2017 and the historical performance of the common stock of DowDuPont based on the weekly historical closing prices of one share of the common stock of DowDuPont from September 1, 2017 through January 19, 2018.  The common stock of Dow was traded on the New York Stock Exchange prior to September 1, 2017.  The common stock of DowDuPont commenced trading on the New York Stock Exchange on September 1, 2017 and therefore has a limited performance history.  The closing price of one share of the common stock of DowDuPont on January 23, 2018 was $76.14.

Historical Performane of The Dow Chemical Company and DowDuPont Inc.†
Price ($)
80
70
60
50
40
30
20
10
0
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Source: Bloomberg

†The vertical line in the graph indicates September 1, 2017, which was the first day of trading of the common stock of DowDuPont.  In the graph, the performance to the left of the vertical line reflects the common stock of Dow and the performance to the right of the vertical line reflects the performance of the common stock of DowDuPont.

BioMarin Pharmaceutical Inc. (“BioMarin”)

According to its publicly available filings with the SEC, BioMarin is a global biotechnology company that develops and commercializes therapies for people with serious and life-threatening rare diseases and medical conditions. The common stock of BioMarin, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of BioMarin in the accompanying product supplement. BioMarin’s SEC file number is 000-26727.

Historical Information Regarding the Common Stock of BioMarin

The following graph sets forth the historical performance of the common stock of BioMarin based on the weekly historical closing prices of one share of the common stock of BioMarin from January 4, 2013 through January 19, 2018. The closing price of one share of the common stock of BioMarin on January 23, 2018 was $92.39.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a

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qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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